Exhibit 1.1

4,285,714

Ignyta, Inc.

Common Stock

UNDERWRITING AGREEMENT

June 10, 2015

CREDIT SUISSE SECURITIES (USA) LLC

JEFFERIES LLC

LEERINK PARTNERS LLC

PIPER JAFFRAY & CO.,

As Representatives of the several Underwriters,

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

c/o Jefferies LLC

520 Madison Avenue

New York, NY 10022

c/o Leerink Partners LLC

One Federal Street, 37th Floor

Boston, MA 02110 2015

c/o Piper Jaffray & Co.

800 Nicollet Mall

Minneapolis, MN 55402

Dear Sirs:

1. Introductory. Ignyta, Inc., a Delaware corporation (“Company”), agrees with the several Underwriters named in Schedule A hereto (“Underwriters”) to issue and sell to the several Underwriters 4,285,714 shares (“Firm Securities”) of its common stock, $0.0001 par value per share (“Securities”). The Company also proposes to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 642,857 additional shares of its Securities (“Optional Securities”) as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”.

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission (as defined below) a registration statement on Form S-3 (No. 333-202403) covering the registration of the Offered Securities under the Act (as defined below), including a related prospectus or prospectuses, covering the registration of the Offered Securities, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 5:30 p.m. (New York time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Representatives” means Credit Suisse Securities (USA) LLC, Jefferies LLC, Leerink Partners LLC and Piper Jaffray & Co., as representatives of the several Underwriters.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and the rules of the NASDAQ Capital Market (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Act.

“Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Act.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c) Shelf Registration Statement. The date of this Agreement is not more than three years subsequent to the initial effective time of the Registration Statement. If, immediately prior to the third anniversary of the initial effective time of the Registration Statement, any of the Offered Securities remain unsold by the Underwriters, the Company will prior to that third anniversary file, if it has not already done so, a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representatives, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities. References herein to the Registration Statement shall include such new shelf registration statement.

(d) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any subsidiary thereof in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405.

(e) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated June 9, 2015, including the base prospectus, dated March 13, 2015 (which is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g) Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified in good standing would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company (“Material Adverse Effect”).

(h) Subsidiaries. The Company has no subsidiaries.

(i) Offered Securities. The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package and the Final Prospectus; all outstanding shares of capital stock of the Company are, and, when the Offered Securities have been delivered and paid for in accordance with this Agreement on each Closing Date, such Offered Securities will have been, validly issued, fully paid and nonassessable, and will conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder. Except as disclosed in the General Disclosure Package, there are no outstanding (A) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (B) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (C) obligations of the Company to issue or sell any shares of capital stock, any such convertible or exchangeable securities or obligations or any such warrants, rights or options. The Company has not, directly or indirectly, offered or sold any of the Offered Securities by means of any “prospectus” (within the meaning of the Act and the Rules and Regulations) or used any “prospectus” or made any offer (within the meaning of the Act and the Rules and Regulations) in connection with the offer or sale of the Offered Securities, in each case other than the preliminary prospectus referred to in Section 2(d) hereof or any Permitted Free Writing Prospectus referred to in Section 6 hereofError! Reference source not found..

(j) Other Offerings. Except as disclosed in the General Disclosure Package, the Company has not sold, issued or distributed any Securities during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Act, other than Securities issued pursuant to (i) the Company’s employee benefit plans, qualified stock option plans or other employee compensation plans, (ii) outstanding options, rights or warrants, or (iii) the conversion of outstanding preferred stock into Securities as described in the General Disclosure Package.

(k) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(l) Registration Rights. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “Registration Rights”), and any person to whom the Company has granted Registration Rights has agreed not to exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5 hereof.

(m) Listing. The Offered Securities have been approved for listing on the NASDAQ Capital Market, subject to notice of issuance.

(n) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Offered Securities, except such as have been obtained, or made and such as may be required under state securities laws.

(o) Title to Property. The Company has good and marketable title to all personal property owned by it that is material to the business of the Company, free from liens, charges, encumbrances and defects except as described in the General Disclosure Package or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company; and any real property and buildings held under lease by the Company is held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company, except as described in the General Disclosure Package. The Company does not own any real property.

(p) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement by the Company, and the offering, issuance and sale of the Offered Securities will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, (i) the certificate of incorporation or by-laws of the Company, (ii) any statute, rule, regulation or order of any governmental body, agency or court (domestic or foreign) having jurisdiction over the Company or any of its property, or (iii) any other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property of the Company is subject, except with respect to (ii) and (iii) above for such breaches, violations, defaults, liens, charges or encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company.

(q) Absence of Existing Defaults and Conflicts. The Company is not in violation of its certificate of incorporation or by-laws or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of its property is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect

(r) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(s) Possession of Licenses and Permits. The Company possesses, and is in compliance with the terms of, all certificates, authorizations, franchises, licenses and permits (collectively, “Licenses”) necessary or material to the conduct of the business as currently conducted, including without limitation, all such Licenses required by the U.S. Food and Drug Administration or any component thereof, and/or by any other federal, state, local or foreign government or drug regulatory agency, except where the failure to so possess or comply has not resulted and would not result in a Material Adverse Effect. The Company has not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company, would, individually or in the aggregate, have a Material Adverse Effect.

(t) Absence of Labor Dispute. No labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent that could have a Material Adverse Effect.

(u) Possession of Intellectual Property. To the Company’s knowledge, and, except as disclosed in the General Disclosure Package and the Final Prospectus or as disclosed to the Underwriters, the Company owns, possesses, licenses or can acquire on reasonable terms rights to use trademarks, trade names, patent rights, copyrights, internet domain names, licenses, trade secrets, inventions, technology, know-how and other intellectual property rights, including registrations and applications for registration thereof (collectively, “Intellectual Property Rights”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by it, except to the extent that failure to own, possess, license or otherwise acquire on reasonable terms any such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, there is no material infringement or misappropriation by the Company of any Intellectual Property Rights of a third party. Except as disclosed in the General Disclosure Package or as disclosed to the Underwriters (i) there are no rights of third parties to any of the Intellectual Property Rights owned by the Company; (ii) to the knowledge of the Company, there is no material infringement or misappropriation by third parties of any of the Intellectual Property Rights of the Company; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any of Company’s Intellectual Property Rights; (iv) there is no pending, or to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of the Company’s Intellectual Property Rights, other than prosecution proceedings in the United States Patent and Trademark Office, and foreign counterpart offices, with respect to pending patent and trademark applications comprising the Company’s Intellectual Property Rights; (v) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes, misappropriates or otherwise violates or conflicts with any Intellectual Property Rights or other proprietary rights of others and the Company is unaware of any other fact which would form a reasonable basis for any such claim; and (vi) none of the Intellectual Property Rights used by the Company in its business has been obtained or is being used by the Company in violation of any contractual obligation that is binding on the Company; except in each case covered by clauses (i) – (vi) such as would not, if determined adversely to the Company, individually or in the aggregate, be expected to result in a Material Adverse Effect.

(v) Environmental Laws. The Company (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety,

the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, have a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) that would, singly or in the aggregate, have a Material Adverse Effect.

(w) Accurate Disclosure. The statements in the General Disclosure Package and the Final Prospectus (including those contained in any document incorporated by reference therein) under the headings “Description of Capital Stock,” “Business—Government Regulation,” “Legal Proceedings,” or “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(x) Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(y) Statistical and Market-Related Data. Any statistical and market-related data included or incorporated by reference in a Registration Statement, a Statutory Prospectus or the General Disclosure Package is based on or derived from sources that the Company believes to be reliable and accurate, and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.

(z) Internal Controls and Compliance with Sarbanes-Oxley. Except as set forth in the General Disclosure Package, the Company and the Company’s Board of Directors (the “Board”) are in compliance with Sarbanes-Oxley as applicable to an “emerging growth company,” as defined in Section 2(a) of the Act (an “Emerging Growth Company”) and all applicable Exchange Rules. The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act), including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, adverse change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls, or any violation of, or failure to comply with, the Securities Laws. Except as set forth in the General Disclosure Package, the Company and the Company’s Board of Directors (the “Board”) are in compliance with Sarbanes-Oxley as applicable to an “emerging growth company,” as defined in Section 2(a) of the Act (an “Emerging Growth Company”) and all applicable Exchange Rules.

(aa) Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company or any of its properties that, if determined adversely to the Company, would individually or in the aggregate, have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and, except as disclosed to the Underwriters, no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign), to the Company’s knowledge, are threatened or contemplated.

(bb) Financial Statements. The financial statements included in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly in all material respects the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP applied on a consistent basis and the schedules included in the Registration Statement present fairly in all material respects the information required to be stated therein. The summary and selected financial data included in the Registration Statement and the General Disclosure Package presents fairly in all material respects the information shown therein and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of the Company. The Company does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), not disclosed in the Registration Statement and the General Disclosure Package. There are no financial statements that are required to be included in the Registration Statement or the General Disclosure Package that are not included as required.

(cc) No Material Adverse Change in Business. There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company, from that set forth or contemplated in the General Disclosure Package. Subsequent to the respective dates as of which information is given in each of the Registration Statement, the General Disclosure Package and the Final Prospectus, (i) the Company has not incurred any material liability or obligation, direct or contingent, or entered into any material transaction not in the ordinary course of business; (ii) the Company has not purchased any of its outstanding capital stock other than ordinary and customary repurchases of restricted stock from employees upon termination of service pursuant to the terms of the Company’s equity incentive plans, or declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company, except in each case as described in each of the Registration Statement, the General Disclosure Package and the Final Prospectus.

(dd) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package and the Final Prospectus will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(ee) Ratings. No “nationally recognized statistical rating organization”, as such term is defined in Rule 3(a)(62) under the Exchange Act, has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company.

(ff) Taxes. The Company has filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the General Disclosure Package, the Company has paid all taxes (including any assessments, fines or penalties) required to be paid by it, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(gg) Insurance. The Company is insured by insurers with appropriately rated claims paying abilities against such losses and risks and in such amounts as are prudent and customary for similarly sized companies in the businesses in which it is engaged; all policies of insurance insuring the Company or its businesses, assets, employees, officers and directors are in full force and effect; the Company is in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause, except for any such reservation of rights as would not have a Material Adverse Effect; within the last three fiscal years, the Company has not been refused any insurance coverage sought or applied for, except for any such refusal that would not, individually or in the aggregate, have a Material Adverse Effect; the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect; and the Company has obtained directors’ and officers’ liability insurance in such amounts as is customary for a company which has recently completed its initial public offering.

(hh) Clinical Trials. The preclinical studies and clinical trials conducted by or on behalf of the Company were and, if still pending, are being conducted in compliance with all experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable laws and authorizations, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder, except where the failure to be in compliance has not resulted and would not reasonably be expected to result in a Material Adverse Effect; the descriptions of the results of such studies and trials contained in the General Disclosure Package and the Final Prospectus are accurate and complete in all material respects and fairly present the data derived from such studies and trials; the Company is not aware of any studies or trials, the results of which the Company believes reasonably call into question the study or trial results described or referred to in the General Disclosure Package and the Final Prospectus when viewed in the context in which such results are described and the clinical state of development; and the Company has not received any notices or correspondence from any applicable governmental authority requiring the termination, suspension or material modification of any preclinical studies or clinical trials conducted by or on behalf of the Company.

(ii) No Unlawful Payments. Neither the Company nor any director or officer of the Company, or, to the Company’s knowledge, any agent, employee or other person associated with or acting on behalf of the Company has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption laws; or (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(jj) Compliance with Anti-Money Laundering Laws. The operations of the Company are being and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all jurisdictions applicable to the Company, the rules and regulations thereunder and any related or similar rules, regulations and guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(kk) Compliance with OFAC. None of the Company or any director or officer of the Company, or, to the Company’s knowledge, any agent, employee or affiliate of the Company is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not, directly or indirectly, use the proceeds of the offering and sale of the Offered Securities, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ll) ERISA. The minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”), has been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) which has been established or maintained by the Company, and the trust forming part of each such plan which is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended, is so qualified; the Company has fulfilled its obligations, if any, under Section 515 of ERISA; the Company does not maintain and is not required to contribute to a “welfare plan” (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA)); each pension plan and welfare plan established or maintained by the Company is in compliance with the currently applicable provisions of ERISA, except where the failure to comply would not result in a Material Adverse Effect; and the Company has not incurred and would not reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063 or 4064 of ERISA, or any other liability under Title IV of ERISA.

(mm) Independent Accountant. Mayer Hoffman McCann P.C., who certified the financial statements and supporting schedules of the Company, included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus, is an independent registered public accounting firm with respect to the Company as required by the Act and the Rules and Regulations and the applicable rules and guidance from the Public Company Accounting Oversight Board (United States).

(nn) Emerging Growth Company Status. From the time of first filing of the registration statement with the Commission (or, if earlier, the first date on which the Company engaged directly or through any person authorized to act on its behalf in any Testing-the-Waters Communication) in connection with the Company’s initial public offering through the date hereof, the Company has been and is an Emerging Growth Company.

(oo) Testing-the-Waters Communications. The Company has not engaged in any Testing-the-Waters Communications or distributed any Written Testing-the-Waters Communications in connection with the offering of the Offered Securities.

(pp) Required Filings. The Company has timely made all filings required to be made by it under the Exchange Act.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of $16.45 per share, the respective number of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse Securities (USA) LLC drawn to the order of the Company at the office of Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121, at 9:30 a.m., New York time, on June 16, 2015 or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Firm Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Cooley LLP at least 24 hours prior to the First Closing Date.

In addition, upon written notice from the Representatives given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. The Company agrees to sell to the Underwriters the number of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name bears to the total number of Firm Securities (subject to adjustment by the Representatives to eliminate fractions). No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company, at the above office of Cooley LLP. The Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the above office of Cooley LLP at a reasonable time in advance of such Optional Closing Date.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the

Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof. If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the General Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, the Company will (x) promptly notify the Representatives so that any use of the General Disclosure Package may cease until it is amended or supplemented; (y) amend or supplement the General Disclosure Package to correct such statement or omission; and (z) supply any amendment or supplement to the Representatives in such quantities as the Representatives may reasonably request.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e) Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Qualifications. The Company will arrange for the qualification of the Offered Securities for sale under (or obtain exemptions from the application of) the laws of such jurisdictions as the Representatives reasonably designate and will continue such qualifications and/or exemptions in effect so long as required for the distribution of the Offered Securities; provided, however, that the Company shall not be required to qualify or register as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified, to take any action that would subject it to general service of process in any jurisdiction with which it is not otherwise subject, or to subject itself to taxation in respect of doing business in any jurisdiction in which is not otherwise subject.

(g) Reporting Requirements. During the period of three years hereafter, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system or any successor system, it is not required to furnish such reports or statements to the Underwriters.

(h) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to (i) any filing fees and other expenses incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives reasonably designate (including reasonable fees and disbursements of counsel to the Underwriters relating to such qualification, and the preparation and printing of memoranda relating thereto) up to a maximum aggregate amount of $15,000, (ii) costs of any advertising approved in advance by the Company in connection with the issue of the Offered Securities, (iii) costs and expenses related to the review by FINRA of the Offered Securities (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such review) up to a maximum aggregate amount of $25,000, (iv) costs and expenses of the Company relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company, provided that the cost of any aircraft chartered in connection with the “road show” shall be shared equally between the Company and the Underwriters, (v) fees and expenses incident to listing the Offered Securities on the NASDAQ Capital Market and other national and foreign exchanges, (vi) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, and (vii) expenses incurred in printing and distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors.

(i) Use of Proceeds. The Company will use the net proceeds received by it in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any Underwriter or affiliate of any Underwriter.

(j) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k) Restriction on Sale of Securities. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”) (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC, except (a) the Offered Securities to be sold hereunder, (b) issuances of Lock-Up Securities pursuant to the exercise of warrants or options or the vesting of restricted stock units, in each case outstanding on the date hereof and described in the General Disclosure Package and the Final Prospectus, (c) grants of equity awards pursuant to the terms of a plan in effect on the date hereof and described in the General Disclosure Package and the Final Prospectus, and (d) issuances of Lock-Up Securities to one or more counterparties in connection with the consummation of a strategic partnership, joint venture, collaboration, merger or the acquisition or license of any business products or technology; provided, however, that in the case of this sub-clause (d), it being understood that any recipient shall enter into a lock-up letter in the form contemplated by Exhibit A hereto; provided, further, that, in the case of this sub-clause (d), no more than 5.0% of the total outstanding Securities as of the Applicable Time are transferred, in the aggregate, during the Lock-Up Period. The Lock-Up Period will commence on the date hereof and continue for 90 days after the date hereof or such earlier date that Credit Suisse Securities (USA) LLC consents to in writing.

(l) Cephalon Lock-up. During the Lock-Up Period, the Company will not grant or permit any release or waiver of the market stand-off restrictions set forth in Section 8.10 of that certain Asset Purchase Agreement dated March 17, 2015, by and between the Company and Cephalon, Inc., a Delaware corporation.

(m) Loss of Emerging Growth Company Status. The Company will promptly notify the Representatives if the Company ceases to be an Emerging Growth Company at any time prior to the later of (A) completion of the distribution of the Offered Securities within the meaning of the Act and (B) completion of the 90-day restricted period referred to in Section 5(k) hereof.

6. Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letter. The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, of Mayer Hoffman McCann P.C. confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and in form and substance satisfactory to the Representatives, and containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of the Company contained in the General Disclosure Package (except that, in any letter dated a Closing Date, the specified date referred to in such letter hereto shall be a date no more than three days prior to such Closing Date).

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of a Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Representatives, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) under the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or the NASDAQ Capital Market, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) Opinion and Negative Assurance Letter of Counsel for Company. The Representatives shall have received on the Closing Date an opinion of Latham & Watkins LLP, outside counsel for the Company, together with a negative assurance letter, each dated as of the Closing Date, in the form agreed upon as of the date hereof.

(e) Opinion of Intellectual Property Counsel for Company. The Representatives shall have received on the Closing Date an opinion of Knobbe, Martens, Olson & Bear, LLP, intellectual property counsel for the Company, dated as of the Closing Date, in the form agreed upon as of the date hereof.

(f) Opinion and Negative Assurance Letter of Counsel for Underwriters. The Representatives shall have received from Cooley LLP, counsel for the Underwriters, such opinion or opinions, together with a negative assurance letter, each dated as of such Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(g) Officer’s Certificate. The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, or any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(h) Lock-Up Agreements. On or prior to the date hereof, the Representatives shall have received lock-up letters in the form attached hereto as Exhibit A (with such modifications thereto, in one or more instances, as Credit Suisse Securities (USA) LLC may agree in its discretion) from each of the executive officers and directors of the Company and from such other stockholders of the Company as set forth on Schedule C hereto.

(i) No Objection. FINRA shall have confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements relating to the offering of the Offered Securities.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. Except to the extent the consent of Credit Suisse Securities (USA) LLC is specifically required herein, the Representatives may, in their sole discretion, waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution. (a) Indemnification of Underwriters. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b) Indemnification of Company. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: (i) the concession figure appearing in the fourth paragraph under the caption

“Underwriting”; (ii) the sixth paragraph under the caption “Underwriting” regarding sales to accounts over which the Underwriters exercise discretionary authority; (iii) the twelfth and thirteenth paragraphs under the caption “Underwriting” regarding the services provided by and investments of the Underwriters and their affiliates; (iv) the fourteenth paragraph under the Caption “Underwriting” regarding stabilizing transactions, over-allotment transactions and penalty bids; and (v) the sixteenth paragraph under the caption “Underwriting” regarding electronic distributions.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate number of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10 hereof (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than any of the events specified in clauses (iii), (iv), (vi), (vii) or (viii) of Section 7(c) hereof or because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including documented reasonable fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 hereof and all obligations under Section 5 hereof shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives at c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, Attention: LCD-IBD, Jefferies LLC, 520 Madison Avenue, New York, NY 10022, Attention: Global Head of Syndicate, Leerink Partners LLC, One Federal Street, 37th Floor, Boston, MA 02110 2015, Attention: General Counsel, and Piper Jaffray & Co., 800 Nicollet Mall, Minneapolis, MN 55402, or, if sent to the Company, will be mailed, delivered or faxed and confirmed to it at 11111 Flintkote Avenue, San Diego, CA 92121, Attention: General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 8 hereof will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives, jointly or by Credit Suisse Securities (USA) LLC, will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Representatives have been retained solely to act as an underwriter in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company and the Representatives has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or are advising the Company on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representatives and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Representatives have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Representatives shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

17. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

IGNYTA, INC.

By:	/s/ Jacob Chacko
Name: Jacob Chacko, M.D.
Title: Chief Financial Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

Acting on behalf of themselves and as the Representatives of the several Underwriters.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Nathanael Chang
Name: Nathanael Chang
Title: Director

By JEFFERIES LLC

By:	/s/ Michael Brinkman
Name: Michael Brinkman
Title: Managing Director

By LEERINK PARTNERS LLC

By:	/s/ Jon Civitarese
Name: Jon Civitarese
Title: Managing Director

By PIPER JAFFRAY & CO.

By:	/s/ David Stadinski
Name: David Stadinski
Title: Global Head of Equity Capital Markets

SCHEDULE A

Underwriter	Number of Firm Securities
Credit Suisse Securities (USA) LLC	1,414,289
Jefferies LLC	857,142
Leerink Partners LLC	857,142
Piper Jaffray & Co.	771,428
Cantor Fitzgerald & Co.	214,285
Ladenburg Thalmann & Co. Inc.	171,428

Total	4,285,714

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

None.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

1. Initial price to the public of the Offered Securities: $17.50

2. Number of Offered Securities issued and sold: 4,285,714

3. Number of Offered Securities potentially issuable pursuant to the option to purchase additional shares: 642,857

SCHEDULE C

Lock-Up Parties

Jonathan E. Lim, M.D.

Zachary Hornby

Jacob Chacko, M.D.

Matthew W. Onaitis

Robert Wild, Ph.D.

Pratik Multani, M.D.

James Bristol, Ph.D.

Alexander Casdin

Heinrich Dreismann, Ph.D.

James Freddo, M.D.

City Hill Venture Partners I, LLC

Reneo Capital SPV I LP

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

June     , 2015

Ignyta, Inc.

11111 Flintkote Avenue

San Diego, CA 92121

Credit Suisse Securities (USA) LLC

As Representative of the several Underwriters

c/o Credit Suisse Securities (USA) LLC

      Eleven Madison Avenue

      New York, NY 10010-3629

Dear Sirs:

As an inducement to the several underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which a public offering (the “Public Offering”) will be made for the common stock , par value $0.0001 per share (the “Securities”), of Ignyta, Inc., a Delaware corporation, and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”). In addition, the undersigned agrees that, without the prior written consent of Credit Suisse, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date that is 90 days after the date of the Public Offering set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement.

Any Securities received after the date hereof (including upon exercise of options granted to the undersigned) will also be subject to this Lock-Up Agreement. Notwithstanding the foregoing, any Securities acquired by the undersigned in the open market will not be subject to this Lock-Up Agreement, provided that, with respect to any sale or other disposition during the Lock-Up Period of Securities acquired on the open market, no filing or any public announcement by any party thereto under the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise shall be required or shall be voluntarily made in connection with such sale or disposition (other than a filing on a Form 5 made after the expiration of the Lock-Up Period). A transfer of Securities (i) as a bona fide gift or gifts, (ii) to any beneficiary of the undersigned pursuant to a will, other testamentary document or applicable laws of descent, or by operation of law, including domestic relations orders, (iii) to an immediate family member or trust for the benefit of the undersigned or an immediate family member, (iv) as a distribution to limited or general partners, members or stockholders or as transfer to direct or indirect affiliates of the undersigned, including funds or other entities under common control or management with the undersigned, if the undersigned is a partnership, limited liability company or corporation, (v) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s securities involving a change of control of the Company, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such shares or other Securities held by the undersigned shall remain subject to the provisions of this Lock-Up Agreement, or (vi) to the Company in connection with the repurchase of Securities issued pursuant to an existing employee benefit plan, pursuant to any contractual arrangement in effect on the date of this Lock-Up Agreement, or in connection with a termination or separation from employment or other services with the Company in effect on the date of this Lock-Up Agreement; provided that (A) in the case of (i), (ii), (iii) and (iv) the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer, such transfer shall not involve a disposition for value and no filing or any public announcement by any party (donor, donee, trustee, distributor, distributee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period) and (B) in the case of (vi) any filing made under the Exchange Act or other public announcement shall indicate (in the notes thereto or otherwise) that the filing or announcement relates to the circumstances described in (vi). Notwithstanding anything herein to the contrary, the undersigned may enter into a written trading plan established pursuant to Rule 10b5-1 of the Exchange Act during the Lock-Up Period, provided that such plan does not provide for the transfer of Securities during the Lock-Up Period and no filing or other public announcement regarding such plan shall be required or voluntarily made during the Lock-Up Period. As used herein, “immediate family” shall mean the spouse, domestic partner, lineal descendant (including adopted children), father, mother, brother or sister of the transferor.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. This Lock-Up Agreement is irrevocable and all authority herein conferred or agreed to be conferred shall survive the death or incapacity or dissolution of the undersigned and any obligations of the undersigned shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void if (i) the Company notifies Credit Suisse in writing prior to the execution of the Underwriting Agreement that it does not intend to proceed with the contemplated Public Offering, (ii) the Public Offering Date shall not have occurred on or before July 31, 2015, or (iii) if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated for any reason prior to payment for and delivery of the Firm Securities (as defined therein) to be sold thereunder. This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[signature page follows]

Very truly yours,

Name of Security Holder (Print exact name)

By:
Signature

If not signing in an individual capacity:

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)
(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)